UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Soliciting Material Pursuant to §240.14a-12

OAKLEY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OAKLEY, INC.
One Icon
Foothill Ranch, California 92610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 1, 2007

You are cordially invited to attend the 2007 Annual Meeting of Shareholders (the “Meeting”) of OAKLEY, INC. (the “Company” or “Oakley”) to be held on Friday, June 1, 2007, at 10:00 a.m. Pacific Daylight Time at the Company’s headquarters in Foothill Ranch, California, for the following purposes:

1. To elect eight directors to serve as such until the next Annual Meeting of Shareholders and until their successors are elected and qualified;

2. To ratify the selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007; and

3. To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

Only shareholders of record at the close of business on March 23, 2007, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE EXERCISE THEREOF BY WRITTEN NOTICE TO THE COMPANY, AND SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE THEIR SHARES PERSONALLY IF THEY SO DESIRE.

BY ORDER OF THE BOARD OF DIRECTORS

Cos Lykos
Corporate Secretary

Foothill Ranch, California
April 25, 2007

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on June 1, 2007
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE FOR 2006
GRANTS OF PLAN-BASED AWARDS IN 2006
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (DECEMBER 31, 2006)
OPTION EXERCISES AND STOCK VESTED IN 2006
NONQUALIFIED DEFERRED COMPENSATION
DIRECTOR COMPENSATION TABLE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
AUDIT COMMITTEE REPORT
PRINCIPAL ACCOUNTANT FEES AND SERVICES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS

OAKLEY, INC.
One Icon
Foothill Ranch, California 92610

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 1, 2007

This Proxy Statement is furnished to shareholders of Oakley, Inc. (the “Company” or “Oakley”) in connection with the solicitation of proxies in the form enclosed with this Proxy Statement for use at the Annual Meeting of Shareholders of the Company to be held on Friday, June 1, 2007, at 10:00 a.m. Pacific Daylight Time at the Company’s headquarters in Foothill Ranch, California, and at any and all adjournments or postponements thereof (the “Meeting”), for the purposes set forth in the Notice of Meeting. This Proxy Statement and the enclosed form of proxy are being first mailed to shareholders on or about April 27, 2007.

This solicitation is made by mail on behalf of the Board of Directors of the Company (the “Board of Directors”). Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, telegraph, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders.

Holders of record of the Company’s common stock, $0.01 par value per share (the “Common Stock”), as of the close of business on the record date, March 23, 2007, are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on March 23, 2007, there were 69,048,412 shares of Common Stock issued and outstanding.

Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares will be voted FOR the election of all nominees for director and FOR the ratification of the selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007. To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before voting by filing a notice of revocation with the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

The Board of Directors knows of no matters to come before the Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Meeting, it is the intention of each of the persons named in the accompanying proxy to vote such proxies in accordance with such person’s discretionary authority to act in such person’s best judgment.

The principal executive offices of the Company are located at One Icon, Foothill Ranch, California 92610.

PROPOSAL 1: ELECTION OF DIRECTORS
(Item 1 on Proxy Card)

Pursuant to the Company’s Amended and Restated Articles of Incorporation (the “Articles”), directors are elected at each Annual Meeting of Shareholders and hold office until the next Annual Meeting of Shareholders and until their successors shall have been elected and qualified. If, for any reason, the directors are not elected at the Meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Company’s Amended and Restated Bylaws (the “Bylaws”). The Bylaws currently authorize a Board of Directors consisting of not less than one or more than nine persons. The Board of Directors currently consists of nine persons; however, Colombe Nicholas has chosen not to stand for re-election to the Board of Directors and is therefore not listed as a nominee.

The nominees for election to the eight positions on the Board of Directors to be voted upon at the Meeting are Jim Jannard, D. Scott Olivet, Tom Davin, Mary George, Jeffrey Moorad, Michael Puntoriero, Greg Trojan, and Frits van Paasschen. The Board of Directors has determined that each of the nominees for director, except Messrs. Jannard and Olivet, has no material relationship with the Company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the Company’s Corporate Governance Guidelines and the New York Stock Exchange (“NYSE”) listing standards, as currently in effect. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy card intend to vote for the election of Jim Jannard, D. Scott Olivet, Tom Davin, Mary George, Jeffrey Moorad, Michael Puntoriero, Greg Trojan, and Frits van Paasschen to hold office as directors for a term of one year and until their successors are elected and qualified at the next Annual Meeting of Shareholders. All nominees have consented to being named in this Proxy Statement and have advised the Board of Directors that they are able and willing to serve as directors, if elected.

If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than eight nominees.

Vote

Each director will be elected by a favorable vote of a plurality of the votes cast at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the outcome. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the eight nominees named above as directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth certain information (as of March 23, 2007) concerning the directors, executive officers and other officers of the Company:

Name	Age	Position

Jim Jannard	57	Chairman of the Board
D. Scott Olivet	44	Chief Executive Officer and Director
Colin Baden	44	President
Richard Shields	49	Chief Financial Officer
Jon Krause	43	Senior Vice President of Operations
Kent Lane	53	Senior Vice President of Manufacturing and Sourcing
Scott Bowers	45	Vice President of Marketing Worldwide
Donna Gordon	47	Vice President of Finance and Assistant Corporate Secretary
Cos Lykos	38	Vice President of Business Development and Corporate Secretary
Cliff Neill	47	Vice President of U.S. Sales
Carlos Reyes	40	Vice President of Research and Development
Tom Davin	49	Director
Mary George	56	Director
Jeffrey Moorad	51	Director
Colombe Nicholas	62	Director
Michael Puntoriero	53	Director
Greg Trojan	47	Director
Frits van Paasschen	45	Director

Executive Officers

Mr. Jim Jannard, the founder of the Company, has been Chairman of the Board and an Oakley director since its inception in 1975 and has held various positions with the Company since then, including Chief Executive Officer and President. Mr. Jannard held the position of Chief Executive Officer from October 1999 to October 2005.

Mr. D. Scott Olivet joined Oakley in October 2005 as its Chief Executive Officer and as an Oakley director. From August 2001 to October 2005, he served as Nike Inc.’s Vice President, Nike Subsidiaries and New Business Development where he led, developed and executed the company’s multi-branding strategy including the Cole Haan, Converse, Hurley, Starter and Bauer-Nike Hockey brands. Prior to Nike, Mr. Olivet served as The Gap, Inc.’s Senior Vice President of Real Estate, Store Design and Construction, responsible for The Gap, Banana Republic and Old Navy brands from 1998 to 2001. He worked with Bain & Company from 1984 to 1998, serving as a partner and head of the firm’s worldwide practice in organizational effectiveness and change management from 1993 to 1998. Mr. Olivet currently serves on the board of directors of Payless Shoesource, Inc.

Mr. Colin Baden joined Oakley in February 1996 as Director of Design and served as Vice President of Design from February 1997 to February 1999. In February 1999, Mr. Baden was named President. Prior to joining Oakley, Mr. Baden was a partner at Lewis Architects of Seattle, Washington for six years and began advising Oakley on company image and design issues in 1993.

Mr. Richard Shields joined Oakley in November 2005 as Chief Financial Officer. Prior to joining Oakley, from October 2002 to April 2005, Mr. Shields served as Chief Financial Officer of Southwest Water Company, which provides water related services and generates revenues in excess of $200 million. From May 2005 to July 2005, Mr. Shields served as a consultant to Southwest Water Company. Prior to Southwest Water, Mr. Shields served as Chief Financial Officer at Day Software Corporation from September 2001 to July 2002, Winfire Corporation from February 1999 to July 2001, and Frame-N-Lens Optical, Inc. from 1996 to 1999. He previously served as international controller and finance director for the Americas for AST Research, a personal computer manufacturer. Prior to that, he worked in corporate finance with Taco Bell Corporation and began his career at the public accounting firm Price Waterhouse. Mr. Shields has been a certified public accountant since 1986.

Mr. Jon Krause joined Oakley in November 1996 as Director of Information Technology and was named Vice President of Operations in January 1998. In March 2005, Mr. Krause was named Senior Vice President of Operations. Prior to joining Oakley, Mr. Krause was a senior manager with Andersen Consulting (now Accenture), where he spent ten years specializing in information technology and manufacturing operations.

Mr. Kent Lane joined Oakley in October 1994 and served as Director of Manufacturing from January 1995 until October 1995. In October 1995, Mr. Lane was named Vice President of Manufacturing. In March 2005, Mr. Lane was named Senior Vice President of Manufacturing and Sourcing. Mr. Lane has more than 25 years experience in the manufacturing industry at various companies, including Kaiser Steel for six years and Water Factory Systems, a manufacturer of water purification equipment, for eight years.

Mr. Scott Bowers joined Oakley in May 1988 as a regional sales manager and held the position of Director of Sports Marketing from January 1995 to December 1999 and Vice President of Sports Marketing from January 2000 to December 2003. In January 2004, Mr. Bowers was named Vice President of Marketing Worldwide. Prior to joining Oakley, Mr. Bowers had eleven years of experience in the snow/ski industry, holding positions both in retail management and as an independent sales representative.

Ms. Donna Gordon joined Oakley in February 1986. Ms. Gordon has held a number of positions with Oakley, assuming her current position as Vice President of Finance in October 1995. Ms. Gordon also serves as Assistant Corporate Secretary.

Mr. Cos Lykos joined Oakley in May 2004 as Vice President of Business Development. In March 2006, he was appointed Corporate Secretary. Prior to joining Oakley, Mr. Lykos served as Vice President of Business Affairs, General Counsel and Secretary at RemedyTemp, Inc., a publicly traded human capital services company, a position he had held since 1998. From 1994 to 1998, Mr. Lykos served as a corporate associate at Gibson, Dunn & Crutcher LLP, specializing in mergers and acquisitions, public offerings, licensing and general corporate matters.

Other Officers

Mr. Cliff Neill joined Oakley in 1985 and has held various sales positions with Oakley, including National Sales Director. He was named Vice President of U.S. Sales in December 2002.

Mr. Carlos Reyes joined Oakley in July 1989 and has held various positions with Oakley, beginning as a lens coating assistant in the manufacturing department. Mr. Reyes was promoted to Lens Coating Manager in 1991 and to a leadership position in Oakley’s design department in 1993. In December 1995, Mr. Reyes was named Vice President of Research and Development.

Board of Directors Nominees

Mr. Tom Davin has been an Oakley director since August 2003. Mr. Davin is the Chief Executive Officer of Panda Restaurant Group, Inc., a Chinese restaurant chain with more than 900 restaurants. From August 2004 until January 2006, he was the President and Chief Operating Officer of Panda Restaurant Group, Inc. Prior to joining Panda Restaurant Group, Inc., from October 2001 until July 2004, Mr. Davin served as an Operating Partner of Brentwood Associates, a middle market private equity firm. From June 2000 until August 2001, he was the Chief Executive Officer of Entrepreneur.com Inc. From 1993 to 2000, Mr. Davin was a senior executive with Taco Bell Corporation and served as its Chief Operating Officer from 1997 to 2000. Taco Bell Corporation is a division of YUM! Brands, Inc. Mr. Davin served as a U.S. Marine Corps officer from 1979 to 1985.

Ms. Mary George has been an Oakley director since October 2004. From October 1994 until October 2005, Ms. George served as an officer of Bell Sports, Inc., including as its Chief Executive Officer from July 1998 until August 2000 and as its Co-Chairman from August 2000 until October 2005. Prior to joining Bell Sports, Ms. George had served as Chief Operating Officer of Denar Corporation and Chief Operating Officer of VLI Medical Devices. Ms. George served on the board of directors of Remedy, Inc. from 1999 until June 2006. Currently she serves as the

Chairman of Recycled Paper Greetings, Inc. and as the Co-Chairman of Bell Automotive Products, Inc. She is also a director of Swell, Inc.

Mr. Jeffrey Moorad has been an Oakley director since December 2006. Mr. Moorad is part-owner and general partner of Major League Baseball’s Arizona Diamondbacks. Prior to joining the Diamondbacks’ ownership group in 2004, Mr. Moorad served as president and chief executive officer of Moorad Sports Management, a company he founded in 1981 with a special emphasis on Major League Baseball.

Mr. Michael Puntoriero has been an Oakley director since January 2005. Since May 2006, Mr. Puntoriero has served as Senior Vice President and Chief Financial Officer of Avanir Pharmaceuticals. In April 2006, Mr. Puntoriero served as a consultant to Avanir Pharmaceuticals on various corporate matters. From July 2004 until March 2006, Mr. Puntoriero was Vice President of Fleetwood Enterprises, Inc. and President of Fleetwood Vacation Club, Inc., a wholly owned subsidiary of Fleetwood Enterprises, Inc. From September 2003 until July 2004, Mr. Puntoriero did consulting work for various companies, including Fleetwood Enterprises, Inc. Prior to that, he served as Chief Financial Officer and Executive Vice President at First Consulting Group, Inc. from January 2003 to September 2003. Mr. Puntoriero’s previous business experience also includes more than 23 years at Arthur Andersen LLP where he became the Audit Division Head in 1996 and Managing Partner in 2000 of Arthur Andersen’s Orange County office, where he served as such through 2002.

Mr. Greg Trojan has been an Oakley director since June 2005. Since January 2007, Mr. Trojan has been consulting part-time in private equity. Mr. Trojan joined HOB Entertainment, Inc. in August 1996 as President. He became Chief Executive Officer in 1998 and served as such until its acquisition by Live Nation, Inc. in November 2006, at which time he consulted for HOB Entertainment until January 2007. While serving as Chief Executive Officer, Mr. Trojan was responsible for the overall vision and operation of HOB Entertainment and its divisions, which include House of Blues music/restaurant venues. Prior to that, Mr. Trojan served as both President and Chief Executive Officer of California Pizza Kitchen, where he was employed from 1994 to 1996. In 1990, he became a member of PepsiCo Inc.’s planning and development team, which followed four years as a management consultant for Bain & Company in Boston. Mr. Trojan began his career in 1981 as a management consultant with Andersen Consulting.

Mr. Frits van Paasschen has been an Oakley director since September 2005. Since March 2005, Mr. van Paasschen has served as President and Chief Executive Officer of Coors Brewing Company, a subsidiary of Molson Coors Brewing Company. Prior to joining Coors Brewing Company, from April 2004 until March 2005, Mr. van Paasschen worked independently through FPaasschen Consulting and Mercator Investments, evaluating, proposing, and negotiating private equity transactions. Prior to that, he worked for Nike, Inc. from 1997 to April 2004 as Corporate Vice President and General Manager of Nike’s Europe, Middle East and Africa (EMEA) region. He also served as Vice President/General Manager of the Canadian, Latin American and African business units from 1998 to 2000, including establishing the company’s presence in Brazil, and prior to that, was Vice President of global strategic planning. From July 1995 to August 1997, Mr. van Paasschen was Vice President of Finance and Planning for Disney Consumer Products. He was also previously engaged in management and business consulting. Mr. van Paasschen is currently a board member for Jones Apparel Group, Inc.

Corporate Governance Guidelines and Director Independence

The Company has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines are available on the Company’s corporate website at www.oakley.com, under the heading “About Oakley,” “Investor Relations,” and are also available at no charge in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610.

The Company’s Corporate Governance Guidelines provide that a majority of the members of the Company’s Board of Directors must meet the criteria for independence as required by NYSE listing standards. As set forth in such guidelines, a director will be independent only if the Board of Directors affirmatively determines, after consideration of all relevant facts and circumstances, that such director has no material relationship with the Company. The Board of Directors has adopted the categorical standards relating to director independence set forth in Section 303A.02(b) of the NYSE listing standards. In its annual review of the relationships that each director has with the Company, the Board of Directors determined that Mr. Davin, Ms. George, Mr. Moorad, Ms. Nicholas,

Mr. Puntoriero, Mr. Trojan and Mr. van Paasschen is each an independent director within the meaning of the NYSE listing and independence standards.

Board of Directors Meetings and Committees

The Board of Directors held eight meetings in 2006, including regularly scheduled and special meetings. The Board of Directors has established standing Audit, Compensation and Stock Option, and Nominating and Corporate Governance committees as set forth below. During 2006, each director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of the committees of which he or she was a member. It is the Company’s policy that directors are also invited and encouraged to attend its Annual Meeting of Shareholders. All of the Company’s then-current directors were in attendance at the 2006 Annual Meeting of Shareholders.

The non-management directors of the Company meet at regularly scheduled executive sessions without any member of the Company’s management present. Pursuant to a resolution adopted by the Board of Directors, Frits van Paasschen currently presides over each of these executive sessions.

The Board of Directors has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board of Directors (including, without limitation, the non-management directors as a group), any committee of the Board of Directors or any chair of any such committee by mail. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at Oakley, Inc., One Icon, Foothill Ranch, California 92610.

All communications received as set forth in the preceding paragraph will be opened by the office of the Company’s Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Audit Committee.  The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is currently comprised of Michael Puntoriero (Chair), Tom Davin and Colombe Nicholas, all of whom are independent under the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. The Board of Directors has determined that all of the members of the Audit Committee are qualified as audit committee financial experts within the meaning of the regulations of the Securities and Exchange Commission (the “SEC”) and are financially literate and have accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

The Audit Committee is governed by a written charter adopted by the Board of Directors, a copy of which is available on the Company’s corporate website at www.oakley.com under the heading “About Oakley,” “Investor Relations,” and which is also available at no charge in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610. The primary purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, assisting the Board of Director’s oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent registered public accounting firm’s qualifications and independence and (iv) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function. The Audit Committee also reviews the terms and conditions of all related party transactions and potential conflict of interest situations and presents them to the Board of Directors for consideration of approval. The Audit Committee held thirteen meetings during 2006.

Compensation and Stock Option Committee.  The Compensation and Stock Option Committee of the Company’s Board of Directors (the “Compensation Committee”) is currently comprised of Mary George (Chair), Tom Davin and Greg Trojan, all of whom are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. The primary purpose of the Compensation Committee is to oversee the Company’s compensation and employee benefit plans and practices, its executive officer compensation plans and its incentive-compensation and equity-based plans, including the Oakley, Inc. 1995 Stock Incentive Plan, as amended. The Compensation Committee is responsible for evaluating the performance of, and determining the compensation of, the Company’s Chief Executive Officer and its other executive officers. The Compensation Committee may discuss the Chief Executive Officer’s compensation with the full Board of Directors if it chooses to do so. The Chief Executive Officer or other executive officers may recommend to the Compensation Committee certain compensation components for executive officers, and the Compensation Committee may utilize those recommendations in determining executive compensation. The Compensation Committee is also responsible for determining the appropriate level of compensation for board and committee service by the independent members of the Board of Directors. The Compensation Committee may form subcommittees for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as the Compensation Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Compensation Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee may conduct or authorize investigations into or studies of matters within the Compensation Committee’s scope of responsibilities, and may retain, at the Company’s expense, such independent counsel or other consultants or advisers as it deems necessary. The Compensation Committee shall have the sole authority to retain or terminate any compensation consultant to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms, such fees to be borne by the Company. In 2006, the Company, in conjunction with the Compensation Committee, engaged the services of Hewitt Associates, an outside global human resources consulting firm, to conduct a review of its total compensation program for the Company’s key officers. The Compensation Committee framed the services required by Hewitt Associates, which does no other work for the Company. In response, Hewitt Associates provided the Company and Compensation Committee with relevant market data and alternatives to consider when making compensation decisions.

The Compensation Committee is governed by a written charter adopted by the Board of Directors, a copy of which is available on the Company’s corporate website at www.oakley.com, under the heading “About Oakley,” “Investor Relations,” and which is also available at no charge in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610. The Compensation Committee held seven meetings during 2006.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Nominating Committee”) is currently comprised of Tom Davin (Chair), Mary George, Jeffrey Moorad, Colombe Nicholas, Michael Puntoriero, Greg Trojan and Frits van Paasschen, all of whom are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. Mr. Moorad was appointed to the Board of Directors in December 2006 pursuant to the recommendation of a non-management director of the Company to the Nominating Committee. The functions of the Nominating Committee include the following: (i) identifying and selecting, or recommending to the Board of Directors, individuals qualified to serve as directors of the Company; (ii) selecting, or recommending to the Board of Directors, directors to serve on committees of the Board of Directors; (iii) advising the Board of Directors with respect to matters pertaining to the composition and procedures of the Board of Directors; (iv) developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally and (v) overseeing the annual evaluation of the Board of Directors and its committees.

The Nominating Committee is governed by a charter, a copy of which is available on the Company’s corporate website at www.oakley.com under the heading “About Oakley,” “Investor Relations” and which is also available at no charge in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610. The Nominating Committee met four times in 2006.

The Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating Committee will take into consideration the needs of the

Board of Directors and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information: (i) the name of the shareholder and evidence of the person’s ownership of Company Common Stock, including the number of shares owned and the length of time of ownership, and (ii) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board of Directors.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at Oakley, Inc., One Icon, Foothill Ranch, California 92610 and must be received by the Corporate Secretary not less than 120 calendar days in advance of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting.

The Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee examines legal and regulatory requirements and a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, and independence from management and the Company. The Nominating Committee also seeks to have the Board of Directors represent a diversity of backgrounds and experience.

The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board — for example, retirement as a Chief Executive Officer or Chief Financial Officer of a public company or exiting government or military service. The Nominating Committee may also, from time to time, engage firms that specialize in identifying director candidates. As described above, the Nominating Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating Committee as a potential candidate, the Nominating Committee collects and reviews publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the chair or another member of the Nominating Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Nominating Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board of Directors may take into consideration the number of shares of Company Common Stock held by the recommending shareholder and the length of time that such shares have been held. In fulfilling its duties described above, the Nominating Committee may, in its discretion, request that one or more executive officers of the Company assist in its evaluation of potential candidates for the Board of Directors.

Code of Ethics for Senior Financial Officers

The Company has adopted a Code of Ethics applicable to its principal executive officer, principal financial officer and other senior financial officers. The Code of Ethics is available on the Company’s corporate website at www.oakley.com, under the heading “About Oakley,” “Investor Relations,” and is also available at no charge in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics applicable to its officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s corporate website at www.oakley.com, under the heading “About Oakley,” “Investor Relations,” and is also available at no charge in print upon written request to: Corporate Secretary, Oakley, Inc., One Icon, Foothill Ranch, California 92610. The Company’s policy is that any waiver of its Code of Business Conduct and Ethics be reviewed and approved by the Nominating and Corporate Governance Committee and be reported under applicable SEC rules.

Compensation of Directors

Directors who are employees of the Company receive no compensation for serving on the Board of Directors. Non-employee directors of the Company receive (i) a retainer fee of $40,000 per year for their services, which includes attending quarterly and special Board of Directors meetings, (ii) $1,000 for each committee meeting attended, (iii) $15,000 per year for chairing the Audit Committee, (iv) $5,000 per year for each other committee a non-employee director chairs, (v) $2,000 per day for each special non-Board of Directors meeting that a non-employee director is requested to attend, in person or by telephone, by the Board of Directors, as determined by the Board of Directors and (vi) an annual grant of 4,500 shares of restricted Common Stock that vest in full on the anniversary of the date of grant or the day immediately preceding the first meeting of the Company’s shareholders at which directors are to be elected that occurs after the date of grant, whichever comes first. All directors are also reimbursed for reasonable expenses incurred in connection with attendance at Board of Directors meetings, committee meetings or special non-Board of Directors meetings. Additionally, non-employee directors of the Company receive the standard employee discount on Oakley products. Effective June 1, 2007, the retainer fee for non-employee directors will be increased from $40,000 per year to $70,000 per year in order to remain competitive in the marketplace in attracting and retaining strong candidates for director. For further detail of compensation provided to members of the Board of Directors, please see the “Director Compensation” table and related footnote disclosure on page 23.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2006 were Ms. George and Messrs. Davin and Trojan. None of Ms. George, Mr. Davin, nor Mr. Trojan has ever been an officer or employee of the Company or any of its subsidiaries. None of the executive officers of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of another entity during 2006.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis (“CD&A”)

Overview of Compensation Program, Philosophy and Objectives

The Compensation and Stock Option Committee of the Company, or for the purposes of this CD&A, the Committee, sets, reviews and approves the compensation policies and procedures and the annual compensation for the Company’s executive officers, including the named executive officers as determined by the rules of the SEC. The policies of the Committee with respect to the compensation of executive officers are designed to provide compensation sufficient to attract, motivate and retain executive officers of outstanding ability and potential, and to establish an appropriate relationship between executive compensation and the creation of shareholder value through improved Company financial performance. To meet these goals, the Committee establishes executive compensation packages that are based on a mix of base salary, annual cash bonuses, equity awards, and awards under a recently implemented long-term incentive plan that consist of both cash and performance units.

Although the Committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation or between short-term and long-term compensation, the Committee believes that all executive officers’ compensation packages should include a substantial portion that is directly tied to Company performance with an increasing shift towards multi-year performance metrics. Additionally, the

Committee believes it prudent that executive officers with the most impact on Company performance have the highest percentage of total compensation in the form of Company-performance based compensation, including equity awards that align such executive officers’ interests with those of the Company’s shareholders. The Company-performance metrics the Company uses include return on invested capital (“ROIC”), earnings per share (“EPS”), and an EPS consistency measure, all of which are correlated to shareholder value. Overall, the Company seeks to provide total compensation packages that are competitive for the corresponding positions in benchmark companies and geographies. The Company utilizes compensation consultants and various benchmarking methods, such as published compensation studies, industry compensation reports, and tracking competitive offers to executives at peer companies, to ensure that it is competitive with other similarly situated companies.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer, or CEO, with input from other senior executive officers as appropriate, annually reviews the performance of each executive officer of the Company (other than the CEO, whose performance is reviewed by the Committee). The CEO then recommends compensation levels for each executive officer of the Company to the Committee. These recommendations, including base salary, annual cash bonuses, equity awards, and awards under the long-term incentive plan, are presented to the Committee, which may exercise its discretion to modify total compensation or any component thereof for any executive officer. The Committee reviews, and modifies or approves, the CEO’s recommendations, and ultimately makes all compensation decisions for the Company’s executive officers. The Committee also approves recommendations regarding equity awards to all employees of the Company who receive equity awards.

Setting Executive Officer Compensation

Based on the previously stated philosophy and objectives, the Committee has structured the Company’s compensation program to motivate executive officers to achieve the financial goals set by the Company and reward the executive officers for achieving or exceeding such goals. In 2006, the Company, in conjunction with the Committee, engaged the services of Hewitt Associates, a global professional human resources consulting firm, to conduct a review of its total compensation program for 11 of the Company’s key officers by comparing each officer’s total compensation and components within total compensation with that of comparable positions at benchmark companies. The Committee determined the scope of services provided by Hewitt Associates, which does no other work for the Company. In response, Hewitt Associates provided the Company and the Committee with relevant market data and alternatives to consider when structuring compensation and making individual compensation decisions.

The market data Hewitt Associates used in its study was collected using Hewitt’s Total Compensation Measurement Database and peer group proxy data collected from 14 comparable companies. The peer group used to compare the Company’s executive compensation is comprised of general industry companies with revenues between $500M and $1.5B. Peer companies also were selected based on: (i) having revenue and market capitalization similar to the Company, (ii) being in the apparel, fashion or retail industry, and (iii) having a premium brand focus. The Compensation Peer Group consists of companies against which the Company believes it competes for talent and for shareholder investment. The companies comprising the Compensation Peer Group include:

• Callaway Golf	• K2
• Columbia Sportswear	• K Swiss
• Dicks Sporting Goods	• Pacific Sunwear
• Finish Line	• Quiksilver
• Fossil	• Skechers
• Genesco	• Timberland
• Hibbett Sporting Goods	• Wolverine World Wide

For comparison purposes, the Company’s annual revenues are below most of the companies in the Compensation Peer Group, and the Company’s market capitalization is approximately at the average of the Compensation Peer Group.

The market data comparison showed that, on an overall basis, cash compensation is appropriate. It also showed that long-term multi-year compensation, and within that, equity compensation, for the Company’s most senior executive officers, is below that of comparable positions at benchmark companies. Based on these conclusions, the Company implemented a long-term incentive plan (“LTIP”), which was reviewed, modified and eventually approved by the Committee, effective February 1, 2007. Now, a significant percentage of total compensation is allocated to compensation contingent on meeting long-term, multi-year Company financial targets. The LTIP is discussed in further detail below.

Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were base salary, performance based annual cash bonus compensation and discretionary cash bonuses, equity awards, perquisites, and other personal benefits. The cash and performance unit awards under the LTIP were granted in 2007.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries for named executive officers are determined by the Committee for each officer based on his or her position and responsibility.

During its review of base salaries for executive officers, the Committee primarily considers:

•	market data provided by Hewitt Associates and other published studies;

•	internal review of the executive officer’s duties and compensation, both individually and relative to other officers;

•	the CEO’s recommendation for each executive officer; and

•	the individual performance of the executive officer.

Base salary levels for the executive officers are considered annually by the Committee as part of the performance review process as well as upon a promotion or other major change in job responsibility. For 2006, base salaries for executive officers were increased from their 2005 levels in the following amounts: Mr. Baden — 4%; Mr. Krause — 12%; and Mr. Lane — 12%. Messrs. Olivet, Shields and Newcomb received no increase in base salary, due to the late 2005 hiring of Messrs. Olivet and Shields, and due to preliminary discussions at that time with Mr. Newcomb regarding a reduced role with the Company at some point in 2006. Messrs. Krause and Lane received 12% increases due to their promotions to Senior Vice President.

For 2007, base salaries for named executive officers were increased from their 2006 levels in amounts ranging from 4% to 13%, with the highest percentage raise reflecting a market-based salary adjustment. Mr. Olivet received a $150,000 raise in base salary, or 25%, to reflect his leadership and responsibility at the Company and a market-based adjustment based on the benchmarks provided by the compensation study referenced above.

Performance Based Annual Cash Bonus Compensation and Discretionary Cash Bonuses

In addition to base salaries, the Company believes that performance-based annual cash bonuses play an important role in providing incentives to its executive officers to achieve and exceed defined annual Company goals and to meet and exceed individual expectations. In or around March of each year, the Committee, subject to any applicable employment agreement, determines a target cash bonus amount for each executive officer based either entirely on Company performance, or, in part on Company performance and in part on individual performance. The Committee then reviews overall Company performance goals prepared by management that are intended to apply to the Company-performance portion of the executive officers’ bonus awards and to the bonus awards for all of the Company’s other employees who receive a bonus attributable to Company performance. The Committee then works with management to develop final Company performance goals that are set at a level the Committee believes achieves the proper balance between an attainable goal that acts as a real incentive and a stretch goal that pushes the executive officers for even higher levels of superior performance.

In or around February of the following year, the Committee determines whether the Company-performance goal for the previous year was met, and reviews the recommendation of management for the individual-performance portion of the total bonus for each executive officer. Actual bonuses are paid to the executive officers in February or March of each year. Bonus payments under the Company’s executive officer performance bonus plan are contingent on continued employment with the Company through the time that the bonus is paid. The Committee also may award discretionary bonuses to the Company’s executive officers for outstanding performance. These bonuses may be paid outside the terms of the Company’s executive officer performance bonus plan under the Committee’s general authority with respect to executive compensation.

In March 2006, the Committee established target cash bonus awards (as a percentage of base salary) of 75% for Mr. Olivet; 45% for Mr. Baden; 40% for Mr. Shields; 45% for Mr. Krause; 45% for Mr. Lane; and 61% for Mr. Newcomb. The Committee also established the percentage of the total bonus award that would be earned by meeting the Company performance target and the percentage that would be earned by meeting the individual performance expectations for each executive officer, as follows: 100% on Company performance for Mr. Olivet; 85% on Company performance and 15% on individual performance for Mr. Newcomb; 75% on Company performance and 25% on individual performance for Mr. Baden; and 60% on Company performance and 40% on individual performance for each of Messrs. Shields, Krause and Lane. The Committee set the annual bonus target at achievement of a fully diluted net income (excluding workers’ compensation costs and actual restructuring charges recorded by the Company during 2006) per common share of Company stock of at least 68.4 cents. Bonuses would be paid at 50% for EPS from 68.4 cents up to 70.4 cents; bonuses would be paid at 100% for EPS greater than 70.4 cents up to 76.4 cents; bonuses would be paid at 125% for EPS greater than 76.4 cents up to 82.4 cents; bonuses would be paid at 140% for EPS greater than 82.4 cents up to 85.4 cents; and bonuses would be paid at 200% for EPS greater than 85.4 cents.

In February 2007, based on an expected 2006 EPS (as adjusted per the above) of approximately 69.3 cents, payout of the Company performance portion of the bonus was equal to 50% of the bonus target for each eligible officer, including each named executive officer. However, the Committee in its discretion determined it to be appropriate to pay each eligible officer, including each named executive officer, an additional bonus equal to 50% of target of the Company performance portion of the bonus. This was done because the expected 2006 EPS reflected non-recurring expenses and investment spending of significantly greater than 1.1 cents, which if not incurred would have resulted in an EPS amount that would call for payment of at least 100% of the bonus target. Additionally, management achieved numerous strategic objectives in 2006, including positioning the Company for sustainable growth through a new long-term strategy, a significant increase in growth and growth rate in the core optics business, and improved overall brand strength. The result of the Committee exercising such discretion is that each eligible officer was paid at 100% of the bonus target for the Company performance portion of the bonus. Additionally, after discussing the individual performance of the executive officers during 2006, the Committee determined to award 100% of the individual-performance portion of the bonuses to each of the named executive officers.

In March 2007, the Committee awarded certain discretionary cash bonuses to adequately reward executive officers for excellent performance in 2006 especially in light of the extra challenges they faced in implementing a new corporate strategy and restructuring operations to better position the Company for sustainable growth. The bonus amounts were as follows: Mr. Olivet — $300,000; Mr. Baden — $50,000; and each of Messrs. Shields, Krause and Lane — $35,000.

Additionally, in March 2007, the Committee established target cash bonus awards (as a percentage of base salary) of 100% for Mr. Olivet; 65% for Mr. Baden; and 50% for each of Messrs. Shields, Krause and Lane. The Committee also established the percentage of the total bonus award that would be earned by meeting the Company performance target and the percentage that would be earned by meeting the individual performance expectations for each executive officer, as follows: 100% on Company performance for Mr. Olivet; 85% on Company performance and 15% on individual performance for Mr. Baden; and 75% on Company performance and 25% on individual performance for each of Messrs. Shields, Krause and Lane. Except for Mr. Olivet, each named executive officer’s Company performance based cash bonus percentage is higher relative to the percentage based on individual performance than in the prior year. This is because, as previously stated, the Committee believes it prudent that executive officers with the most impact on Company performance have the highest percentage of total compensation in the form of Company-performance based compensation. The Committee also determined that the Company performance goals that will apply in determining the executive officers’ cash bonuses for 2007 are based on 2007 EPS. Bonuses will be payable in accordance with a tiered scale with 100% payout achieved if the Company’s actual EPS reaches the budgeted level. Bonuses could be paid below or above target based on a percentage determined by comparing actual EPS to target amounts reflected on this tiered scale.

Equity Awards

The Company believes that providing a significant portion of executive officers’ total compensation package in equity awards aligns the interests of executive officers with those of the Company’s shareholders. The Committee determines equity award levels and the form of equity awards annually for each executive officer based on its judgments as to whether the complete compensation packages provided to the Company’s executive officers, including prior equity awards, are sufficient to retain, motivate and adequately reward such executive officers for past and expected future performance. As listed below, in 2007, the Committee awarded executive officers equity awards in the form of stock options that vest and become exercisable over a five-year period in equal amounts, 20% per year with the first 20% vesting one year from the grant date. In 2007, the Committee did not award shares of restricted stock. The Committee decided to award stock options in order to create balance with the performance units awarded under the LTIP, which act like shares of restricted stock. The Company has no stock ownership guidelines or requirements in place for executive officers.

Awards of stock options under the Company’s 1995 Stock Incentive Plan, as amended (“SIP”) are granted at the New York Stock Exchange’s closing price of the Company’s Common Stock on the date of the grant. The Committee has never granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor has it granted options that are priced on a date other than the grant date. Annual awards of stock options to executive officers are made at the Committee’s regularly scheduled meeting in March. Newly hired or promoted executive officers typically receive an award of stock options with a grant date of the date the Committee determined their grant, or on their first day of work in such new position, whichever is later. Annual awards of stock options to non-officer employees who receive such awards, if made, occur in or around March or April. The Company does not time its option grants or time the release of non-public information to affect the value of executive compensation, but rather, the timing of annual grants to executive officers is determined months in advance to coincide with a scheduled meeting of the Committee. In March 2006, the Committee awarded the following equity compensation grants, which options shall vest and become exercisable over a five-year period in equal amounts, 20% per year with the first 20% vesting one year from the grant date, and which options shall expire ten years from the grant date: Mr. Olivet — 50,000 shares; Mr. Baden — 45,000 shares; Mr. Shields — 10,000 shares; Mr. Krause — 35,000 shares; Mr. Lane — 35,000 shares; and Mr. Newcomb — 15,000 shares. In March 2007, the Committee awarded the following equity compensation grants, which options shall vest and become exercisable over a five-year period in equal amounts, 20% per year with the first 20% vesting one year from the grant date, and which options shall expire ten years from the grant date: Mr. Olivet — 94,000 shares; Mr. Baden — 40,000 shares; Mr. Shields — 30,000 shares; Mr. Krause — 30,000 shares; and Mr. Lane — 30,000 shares.

Long Term Incentive Plan

The LTIP is a compensation vehicle approved by the Committee and effective as of February 1, 2007 for executive officers and certain key employees of the Company. The LTIP consists of awards under the Company’s executive officer performance bonus plan and the SIP. It is designed to encourage participants to focus on long-term, multi-year Company performance goals and provide an opportunity for such participants to increase their stake in the Company through grants of cash and performance units (which act as shares of deferred stock). The LTIP is based on a two- or three-year performance cycle and acts as an incentive for the Company’s executive officers that aligns their interests with those of the Company’s shareholders. Through the implementation of the LTIP, the Company better positions its executive compensation program to respond to both internal business conditions and external environmental changes as the LTIP offers the ability to base long-term pay on selected performance criteria. The Company believes that the LTIP is a cost effective way to address the findings of the 2006 Hewitt

Associates study that long-term multi-year compensation for the Company’s most senior executive officers, and within that, equity compensation, is below that of comparable positions at benchmark companies.

The LTIP calls for awards of both cash and performance units. Cash awards constitute 33% of the total award at target payout levels, while performance unit awards constitute 67% of the total award at target payout levels. Both the cash and performance unit awards are payable only if the Company attains at least one of two threshold Company EPS targets for 2008. If at least one of the threshold 2008 EPS targets is met, additional awards are payable if the Company meets certain ROIC targets for 2008 and its budgeted EPS for both 2007 and 2008, which is the EPS consistency measure. The Company considers EPS and ROIC to be critical measures of success and value creation that can be identified and measured. To the extent such performance targets are met, the cash portion of the award and 25% of the performance unit award would be paid in full promptly following release of the Company’s 2008 audited results (early 2009), while the remaining 75% of the performance unit award would be paid out one year later (early 2010), subject to continued employment in good standing with the Company through the date of payment.

The Committee sets a total compensation target for each executive officer and within that determines the target percentage attributed to each component of total compensation. The level of target awards under the LTIP increases for an executive officer as his ability to affect the long-term performance of the Company increases. That being said, the most senior executive officers of the Company receive a larger portion of total long-term incentive compensation in equity awards versus awards under the LTIP as equity awards are the most direct way to align the interests of the most senior executive officers with those of the Company’s shareholders.

The LTIP is designed to provide participants with a strong incentive to meet the threshold EPS targets. The lower threshold EPS target is challenging to meet and represents a growth rate greater than that of recent Company performance. The higher threshold EPS target is very difficult to achieve and is set at approximately 8% above the lower threshold target.

In the event a named executive officers’ employment by the Company is terminated by the named executive officer with Good Reason, in connection with or within 12 months (24 months for Mr. Olivet) following the consummation of a Change in Control (as defined in the Amended and Restated Oakley, Inc. Officer Severance Plan, effective June 3, 2004), and such termination occurs prior to the vesting of the performance unit awards, the target performance unit awards shall become immediately vested.

Perquisites

The Company provides certain named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee, at least annually, reviews the levels of perquisites and other personal benefits provided to executive officers. Certain of the named executive officers are provided free use of automobiles, Company-paid professional fees, and limitless purchases of product at the employee discount for which regular employees have limits (such as 20 pair of sunglasses per year, 16 pair of goggles per year and 200 apparel/accessories items per year).

Mr. Olivet receives a monthly auto allowance of $1,000. Mr. Olivet is also granted by the Chairman of the Company, Mr. Jannard, the use of Mr. Jannard’s 2005 Mercedes SL 65, which would have an approximate value of $1,500 per month if it were to be leased at market terms. The Company does not reimburse Mr. Jannard for Mr. Olivet’s use of the car. Mr. Baden uses a Company-owned Hummer automobile that is fully depreciated and receives free yearly maintenance, at an approximate cost of $3,000, with Company-paid vehicle insurance of approximately $1,500 per year. Mr. Newcomb leases an Audi A6 and is reimbursed by the Company an amount of $725 per month. The Company also pays Mr. Newcomb’s Bar Association fees, CPA fees, and continuing legal education seminar fees, totaling approximately $1,000 per year. The Company pays CPA fees, continuing professional education seminar fees, and membership fees for professional associations for Mr. Shields in an approximate amount of $1,200 per year.

Upon relocation, key executive officers may receive a relocation allowance. In 2006, no named executive officer received a relocation allowance, except for an amount of less than $500 paid to Mr. Olivet in January 2006.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2006, are included in the “All Other Compensation” column of the “Summary Compensation Table.”

Other Personal Benefits

All employees in the United States are eligible to participate in the Company’s 401(k) Plan. In addition, named executive officers and certain other key employees are entitled to participate in the Deferred Compensation Plan. Messrs. Olivet and Newcomb are each a party to an agreement with the Company regarding the terms of his employment, as described below. Messrs. Baden, Shields, Krause and Lane participate in a Company severance plan, as described below.

401(k) Plan

Under the Company’s 401(k) Plan, employees working for the Company, including the named executive officers, who have completed six continuous months of employment with the Company, may contribute a portion of their income into the Company’s 401(k) Plan beginning the first day of the month after six months of employment. In 2006, a participant may contribute from 1 — 40% of salary, up to a maximum of $15,000 per year, on a before-tax basis. The Company will match an employee’s contributions 50 cents on the dollar, up to 6%, to a maximum of $4,000 per year. All employee contributions to the 401(k) Plan are fully vested upon contribution. All Company matching contributions are fully vested after three continuous years of employment with the Company, with at least 1,000 hours of work performed per year. A participant determines how contributions are to be invested, with over 20 choices, including mutual funds and Company stock.

Deferred Compensation Plan

The Oakley, Inc. 2005 Deferred Compensation Plan (“DCP”) is a non-qualified deferred compensation arrangement pursuant to which certain key employees, including the named executive officers, are able to contribute any percentage of their annual salary, up to $200,000 in the aggregate, to the DCP on a before-tax basis. Contributions are allocated based upon investment options selected by the participant and such gains and losses will be credited on a tax-deferred basis until such amounts are distributed to the participant.

The DCP allows its participants to defer selected amounts in excess of the limits for the 401(k) Plan as prescribed by the Internal Revenue Service. In order to participate in the DCP, a participant must contribute in excess of $4,000 annually to the DCP. Once a deferral election has been made for a given calendar year, a participant may not change or terminate such election for that year. A participant’s account is held by the Company, which is responsible for paying out a participant’s future benefit upon a termination event.

Employment Agreements

D. Scott Olivet

On September 19, 2005, the Company entered into an employment agreement with Mr. Olivet, pursuant to which Mr. Olivet serves as the CEO and as a member of the Board of Directors of the Company. The term of Mr. Olivet’s employment agreement runs through December 31, 2010, and will automatically be extended by one year on each December 31, unless either party provides written notice at least 90 days prior to the end of any term that it does not wish to extend such term. A notice of non-extension by the Company will be treated as a termination without Cause (as defined in the employment agreement). If Mr. Olivet is terminated without Cause or if Mr. Olivet terminates employment for Good Reason (as defined in the employment agreement) and in consideration for a unilateral release of all known or unknown claims against Oakley as of the severance date, Mr. Olivet will receive: (i) 18 months of base compensation; (ii) the accrued but unpaid bonus attributable to the calendar year ended immediately prior to the calendar year in which the termination occurred; (iii) the pro rata portion of the bonus payable for the calendar year in which termination occurred, based on actual results through the calendar quarter ended immediately prior to the date of termination (the “Stub Period”) compared to the fiscal target related to such bonus period; (iv) the target bonus divided by 12 and multiplied by 18 minus the number of months in the Stub Period; (v) the accelerated vesting for that portion of option shares and restricted stock that are outstanding as of the date of termination, if any, which would have vested within 12 months after the date of termination; and (vi) payment of continuation of certain benefit premiums for coverage under Oakley’s medical or dental plans for up to 18 months following termination of employment.

Pursuant to his employment agreement, Mr. Olivet was granted 75,000 shares of restricted stock of the Company that vest upon the fifth anniversary of the effective date of the employment agreement, provided, however, that if in any calendar year commencing with 2006, the Company shall record EPS growth of at least 15% versus the prior calendar year, then 25% of the grant of restricted stock shall become vested (“Performance Acceleration”) as of the first business day following the issuance of the financials for such year. With regard to such restricted stock grant, (A) if Mr. Olivet’s employment is terminated by the Company without Cause or by Mr. Olivet for Good Reason, (B) the date of such termination is on or after July 1 of any fiscal year and (C) at the end of the calendar year in which such termination occurred the Company has met the requirements for Performance Acceleration, then those shares of Mr. Olivet’s restricted stock that are subject to the Performance Acceleration for such calendar year shall become vested on the date that the Committee confirmed that the Performance Acceleration criteria was met. The exact number of restricted shares that would vest would be based pro rata on the number of days Mr. Olivet was employed by the Company in such calendar year; provided, however, that there shall be no duplication of vesting under the terms of the employment agreement.

Mr. Olivet was also granted (i) 75,000 shares of restricted stock of the Company that vest and become nonforfeitable in equal 20% installments on each of the first five anniversaries of the effective date of the employment agreement and (ii) an option to purchase 400,000 shares of the Company’s common stock that vests and becomes exercisable in equal 20% installments on each of the first five anniversaries of the effective date of the employment agreement.

Upon a termination by the Company for other than Cause or by Mr. Olivet for Good Reason, within 24 months following a Change in Control (as defined in the employment agreement), all unvested equity grants will become immediately vested and exercisable. Any payments made to Mr. Olivet following or in connection with a Change in Control will be grossed-up as necessary to adjust for the imposition of excise taxes under Section 280G of the Internal Revenue Code. Mr. Olivet’s agreement also contains non-solicitation provisions effective through the term of the agreement and for a period of eighteen months thereafter.

Link Newcomb

Effective as of October 1, 2006, the Company entered into a letter agreement (the “Letter Agreement”) with Mr. Newcomb, the Company’s former Chief Operating Officer and Director, in connection with his resignation as a Director and executive officer of the Company. The Letter Agreement provides that Mr. Newcomb will serve as Senior Advisor to the Chief Executive Officer of the Company on an at-will basis, meaning that either Mr. Newcomb or the Company may terminate the employment relationship at any time for any reason or for no reason, and without further obligation or liability, except as set forth in the Letter Agreement and the Severance Agreement (as discussed below). Mr. Newcomb will receive an annual base salary of $222,480 per year. In connection with the changes in Mr. Newcomb’s employment terms and severance rights, Mr. Newcomb received a bonus in the amount equal to $295,772. Additionally, the Letter Agreement provides that Mr. Newcomb is eligible for an annual target bonus, provided that performance objectives determined each year by Oakley are met. For 2006, Mr. Newcomb’s annual bonus was based on a base salary of $333,720 (75% of his base salary as Chief Operating Officer) with the same performance criteria as previously approved. Subsequent years’ bonus amounts and targets will be determined by the Chief Executive Officer.

The Severance Agreement provides that if Mr. Newcomb’s employment is terminated (i) by the Company other than for Cause (as such term is defined in the Company’s Executive Severance Plan, as discussed below) or other than as a result of Mr. Newcomb’s death or Disability (as such term is defined in the Executive Severance Plan) or (ii) by Mr. Newcomb for Good Reason (as such term is defined in the Executive Severance Plan), Mr. Newcomb will be entitled to the following: (1) if Mr. Newcomb’s termination occurs prior to July 1, 2007, he will be entitled to an amount equal to (x) his then annual base salary, (y) his pro rata share of the bonus otherwise payable under the Company’s executive officer performance bonus plan and (z) acceleration of vesting of that portion of his options to purchase Company common stock outstanding as of the date of termination that would have become vested during the nine-month period immediately following the date of termination had he remained continuously employed during that period; and (2) if Mr. Newcomb’s termination occurs on or after July 1, 2007, he will be entitled only to the benefits set forth in clauses (y) and (z) above. In addition, in the case of (1) or (2) above, Mr. Newcomb will continue to be entitled to exercise his stock options to the extent vested on the date of termination (including any accelerated pursuant to the Severance Agreement) for a period of two years from the date of termination.

Severance Plans

The Company maintains two severance plans, the Executive Severance Plan and the Officer Severance Plan, each of which was amended and restated as of June 3, 2004. The Company believes these severance and change in control benefits are an essential element of its executive compensation package and assist the Company in recruiting and retaining talented executive officers. Mr. Olivet is not a party to either severance plan, but rather his severance arrangement is discussed above under “Employment Agreements.”

The Executive Severance Plan is for the benefit of individuals who have been designated as eligible to participate. The Executive Severance Plan provides that, in the event a participant is terminated by the Company other than for Cause, death or Disability, or the participant terminates employment for Good Reason within 12 months of a Change in Control (as these terms are defined in the plan), subject to the participant entering into a release of claims, the participant will be entitled to (i) the sum of (x) the participant’s annual base salary and (y) the aggregate amount of commissions paid to the participant in the immediately preceding 12 months, (ii) a pro-rata portion of the bonus which would have been payable to the participant for the year in which the termination occurs, as determined by the plan administrator, (iii) payment by the Company of the participant’s group health insurance premiums for a period of ninety (90) days and (iv) if approved by the plan administrator, extension of the post-termination option exercise period. If the Severance is in connection with a Change in Control, the participant would also be entitled to immediate vesting of 100% of the participant’s granted equity based awards. If the Severance is not in connection with a Change in Control, the participant would also be entitled to the acceleration of vesting of that portion of the participant’s outstanding equity based awards that would have become vested based solely on the passage of time during the nine-month period immediately following the Severance Date had the participant remained continuously employed during such period.

Additionally, if the participant’s employment was terminated after July 1 of any fiscal year and the participant was granted restricted stock that is subject to pre-established performance goals that would trigger accelerated vesting of the restricted stock, which the plan administrator concluded were met at the end of such fiscal year, then those shares of restricted stock that are subject to the performance acceleration for such fiscal year shall become vested on the date the plan administrator determined the performance acceleration criteria was met, with the exact number of restricted shares vesting being based pro rata on the number of days such participant was employed by the Company in such fiscal year. Mr. Baden has been designated as an eligible employee under the Executive Severance Plan.

The Officer Severance Plan is for the benefit of certain officers of the Company and provides that, in the event a participant is terminated by the Company other than for Cause, death or Disability, or the participant terminates employment for Good Reason within 12 months of a Change in Control (as these terms are defined in the plan), subject to the participant entering into a release of claims, the participant will be entitled to (i) the sum of (x) fifty percent (50%) of the participant’s annual base salary, (y) one additional month’s base salary for each completed year of employment with the Company in excess of five years (not to exceed six months) and (z) the aggregate amount of commissions paid to the participant in the immediately preceding six months, (ii) a pro-rata portion of the bonus which would have been payable to the participant for the year in which the termination occurs, as determined by the plan administrator, (iii) payment by the Company of the participant’s group health insurance premiums for a period of ninety (90) days and (iv) if approved by the plan administrator, extension of the post-termination option exercise period. If the Severance is in connection with a Change in Control, the participant would also be entitled to immediate vesting of 100% of the participant’s granted equity based awards. If the Severance is not in connection with a Change in Control, the participant would also be entitled to the acceleration of vesting of that portion of the participant’s outstanding equity based awards that would have become vested based solely on the passage of time during the six-month period immediately following the Severance Date had the participant remained continuously employed during such period.

Additionally, if the participant’s employment was terminated after July 1 of any fiscal year and the participant was granted restricted stock that is subject to pre-established performance goals that would trigger accelerated vesting of the restricted stock, which the plan administrator concluded were met at the end of such fiscal year, then those shares of restricted stock that are subject to the performance acceleration for such fiscal year shall become vested on the date the plan administrator determined the performance acceleration criteria was met, with the exact number of restricted shares vesting being based pro rata on the number of days such participant was employed by the Company in such fiscal year. Messrs. Shields, Krause and Lane have been designated as eligible employees under the Officer Severance Plan.

Other Compensation

All of the Company’s executive officers are eligible to participate in its employee benefit plans, including medical, dental and life insurance plans. These plans are available to all full-time employees and do not discriminate in favor of executive officers. It is generally the Company’s policy to not extend significant perquisites to executive officers that are not available to its employees generally. The Company has no current plans to make changes to levels of benefits and perquisites provided to executive officers.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Company has structured its compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executive officers of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In certain situations, the Committee may approve compensation that will not meet the above requirements in order to ensure competitive levels of total compensation for its executive officers. In 2006, the Company had no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Accounting for Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R requires that the Company account for all stock-based compensation awards to employees using a fair-value method and recognize the fair value of each award as an expense over the service period. For fiscal 2005 and earlier years, the Company accounted for stock-based compensation awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations. Under the intrinsic value method required by APB 25, the Company recognized no compensation expense for stock option awards granted with exercise prices equal to the fair market value on the date of grant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

MARY GEORGE, CHAIR

TOM DAVIN

GREG TROJAN

The following table sets forth the compensation paid by the Company for the fiscal year ended December 31, 2006 to (i) its Chief Executive Officer, (ii) its Chief Financial Officer, (iii) the three other most highly compensated executive officers serving on December 31, 2006, and (iv) a former executive officer who would have been one of the three other most highly compensated executive officers if he was serving as an executive officer on December 31, 2006 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE FOR 2006

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	(5)	($)(6)	($)(7)	Total ($)

D. Scott Olivet	2006	$600,000	$525,000	$533,400	$480,583	$225,000	—	$16,382	$2,380,365
Chief Executive Officer
Richard Shields	2006	$275,000	$68,000	$75,000	$64,817	$77,000	—	$1,175	$560,992
Chief Financial Officer
Link Newcomb	2006	$385,061	$86,517	$145,940	$45,176	$117,052	$6,759	$309,338	$1,095,843
Former Chief Operating Officer
Colin Baden	2006	$330,454	$106,180	$123,005	$71,926	$93,633	$8,964	$4,000	$738,162
President
Jon Krause	2006	$269,083	$72,090	$97,988	$47,109	$86,544	$10,870	$4,000	$587,684
Senior Vice President of Operations
Kent Lane	2006	$246,808	$69,020	$97,988	$55,059	$79,380	$15,022	$4,000	$567,277
Senior Vice President of Manufacturing

(1)	The amounts reported represent the base salaries of the named executive officers earned during 2006.

(2)	The amounts reported represent discretionary cash bonuses earned during 2006.

(3)	The amounts reported represent the dollar amount of restricted stock awards recognized as compensation costs for financial statement reporting purposes (excluding any reduction for estimated forfeitures) in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R). These amounts include expense recognized for grants made during 2006 and for similar awards made in prior years, but were not completely vested prior to January 1, 2006. See Note 9 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the assumptions used to calculate the grant-date fair value of restricted stock awards and the related stock-based compensation expense in accordance with SFAS 123R.

(4)	The amounts reported represent the dollar amount of stock option awards recognized as compensation costs for financial statement reporting purposes (excluding any reduction for estimated forfeitures) in accordance with SFAS 123R. These amounts include expense recognized for grants made during 2006 and for similar awards made in prior years, but were not completely vested prior to January 1, 2006. See Note 9 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the assumptions used to calculate the grant-date fair value of stock option awards and the related stock-based compensation expense in accordance with SFAS 123R.

(5)	The amounts reported represent the cash awards earned for 2006 performance under the performance-based annual cash bonus compensation. For more information, refer to the “Compensation Discussion and Analysis” on page 11.

(6)	The amounts reported represent the above-market portion of earnings on compensation that has been deferred at the election of the named executive officer in the Company’s non-qualified deferred compensation plan. Earnings on deferred compensation are considered to be above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate.

(7)	The amounts reported in All Other Compensation include 401(k) Plan matching contributions, perquisites and other personal benefits and a $295,772 payment to Mr. Newcomb in connection with his resignation as a director and an executive officer of the Company and his appointment as Senior Advisor to the Chief Executive Officer. Perquisites and Other Personal Benefits consist of the following, where the amounts represent the actual cost to the Company:

					Total Perquisites
		Auto	Professional	Executive	and Other
Name	Year	Allowance	Dues	Relocation	Personal Benefits

Olivet	2006	$12,000	—	$382	$12,382
Shields	2006	—	$1,175	—	$1,175
Newcomb	2006	$8,697	$869	—	$9,566

GRANTS OF PLAN-BASED AWARDS IN 2006

					All Other	All Other
					Stock	Option
					Awards:	Awards:		Grant Date
					Number of	Number of	Exercise or	Fair
		Estimated Future Payouts Under			Shares of	Securities	Base Price	Value of
		Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)(2)	($/Sh)(3)	($)(4)

Olivet	3/21/06	225,000	450,000	900,000	—	50,000	$15.13	$267,500
Shields	3/21/06	33,000	110,000	176,000	—	10,000	$15.13	$53,500
Newcomb	3/21/06	86,517	203,569	376,603	—	15,000	$15.13	$80,250
Baden	3/21/06	56,180	149,812	262,172	—	45,000	$15.13	$240,750
Krause	3/21/06	37,090	123,635	197,816	—	35,000	$15.13	$187,250
Lane	3/21/06	34,020	113,400	181,440	—	35,000	$15.13	$187,250

(1)	These columns represent the value of potential payments under the performance-based annual cash bonus compensation to each of the named executive officers based on 2006 performance. The business measurements, performance goals and bonus multiples for determining the payout are described in the Compensation Discussion & Analysis on page 11.

(2)	This column represents the number of stock option awards granted. These options vest and become exercisable ratably in five equal annual installments beginning on the first anniversary of the grant date.

(3)	This column represents the exercise price for the stock options granted, which was the closing price of the Company’s common stock on March 21, 2006, the date the stock options were granted.

(4)	This column represents the grant-date fair value of stock option awards as computed in accordance with SFAS 123R. See Note 9 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the assumptions used to calculate the grant-date fair value of stock option awards and the related stock-based compensation expense in accordance with SFAS 123R. This grant date fair value is recognized as compensation expense over the vesting period of the award.

For a detailed description of the Company’s equity awards, see page 13 in the Compensation Discussion and Analysis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (DECEMBER 31, 2006)

	Option Awards						Stock Awards
										Market
			Number of	Number of					Number of	Value of
			Securities	Securities					Shares or	Shares or
			Underlying	Underlying					Units of	Units of
			Unexercised	Unexercised	Option		Stock		Stock That	Stock That
	Option		Options	Options	Exercise	Option	Award		Have Not	Have Not
	Grant		(#)	(#)	Price	Expiration	Grant		Vested	Vested
Name	Date		Exercisable	Unexercisable	($)	Date	Date		(#)	($)

Olivet	9/19/05		80,000	320,000	17.78	9/19/15	9/19/05	(a)	60,000	$1,203,600
	3/21/06		—	50,000	15.13	3/21/16	9/19/05	(b)	75,000	$1,504,500
Shields	11/3/05		10,000	40,000	15.00	11/3/15	11/3/05		25,000	$501,500
	3/21/06		—	10,000	15.13	3/21/16
Newcomb	2/21/01		50,000	—	19.10	2/21/11	3/5/04		26,250	$526,575
	3/26/03		—	10,000	8.55	3/26/13	3/10/05		11,250	$225,675
	3/21/06		—	15,000	15.13	3/21/16
Baden	9/18/97		25,396	—	10.81	9/18/07	3/5/04		20,625	$413,738
	12/16/97		2,250	—	9.31	12/16/07	3/10/05		11,250	$225,675
	4/22/99		12,500	—	7.63	4/22/09
	3/30/00		3,670	—	10.69	3/30/10
	2/21/01		50,000	—	19.10	2/21/11
	3/6/02	(a)	25,000	—	15.70	3/6/12
	3/26/03		30,000	10,000	8.55	3/26/13
	3/21/06		—	45,000	15.13	3/21/16
Krause	8/5/97		6,182	—	11.56	8/5/07	3/5/04		16,875	$338,513
	12/16/97		3,938	—	9.31	12/16/07	3/10/05		8,437	$169,246
	12/31/97		40,000	—	9.06	12/31/07
	4/22/99		2,500	—	7.63	4/22/09
	1/3/00		2,501	—	5.69	1/3/10
	3/30/00		3,669	—	10.69	3/30/10
	2/21/01		35,000	—	19.10	2/21/11
	3/6/02	(a)	5,000	—	15.70	3/6/12
	3/6/02	(b)	15,000	—	15.70	3/6/12
	3/26/03		15,000	5,000	8.55	3/26/13
	3/21/06		—	35,000	15.13	3/21/16
Lane	12/16/97		10,000	—	9.31	12/16/07	3/5/04		16,875	$338,513
	4/22/99		25,000	—	7.63	4/22/09	3/10/05		8,437	$169,246
	3/30/00		3,669	—	10.69	3/30/10
	2/21/01		35,000	—	19.10	2/21/11
	3/6/02	(a)	5,000	—	15.70	3/6/12
	3/6/02	(b)	15,000	—	15.70	3/6/12
	3/26/03		22,500	7,500	8.55	3/26/13
	3/21/06		—	35,000	15.13	3/21/16

Option Vesting Schedule
Grant Date	Expiration Date	Vesting Schedule

8/5/1997	8/5/2007	25% vests each year for 4 years on each anniversary of the date of grant
9/18/1997	9/18/2007	25% vests each year for 4 years on each anniversary of the date of grant
12/16/1997	12/16/2007	25% vests each year for 4 years on each anniversary of the date of grant
12/31/1997	12/31/2007	25% vests each year for 4 years on each anniversary of the date of grant
4/22/1999	4/22/2009	25% vests each year for 4 years on each anniversary of the date of grant
1/3/2000	1/3/2010	50% vests each year for 2 years on each anniversary of the date of grant
3/30/2000	3/30/2010	25% vests each year for 4 years on each anniversary of the date of grant
2/21/2001	2/21/2011	25% vests each year for 4 years on each anniversary of the date of grant
3/6/2002(a)	3/6/2012	25% vests each year for 4 years on each anniversary of the date of grant
3/6/2002(b)	3/6/2012	33.3% vests each year for 3 years on each anniversary of the date of grant
3/26/2003	3/26/2013	25% vests each year for 4 years on each anniversary of the date of grant
9/19/2005	9/19/2015	20% vests each year for 5 years on each anniversary of the date of grant
11/3/2005	11/3/2015	20% vests each year for 5 years on each anniversary of the date of grant
3/21/2006	3/21/2016	20% vests each year for 5 years on each anniversary of the date of grant

Stock Awards Vesting Schedule
Grant Date	Vesting Schedule

3/5/2004	Subject to continued employment, the stock awards will fully vest on the fifth anniversary of the date of grant; provided, however, that the stock awards may vest at an accelerated rate with respect to 25% of the underlying shares in each of the first four years following grant if in any such year the Company’s EPS increases by at least 15% over the prior year.
3/10/2005	Subject to continued employment, the stock awards will fully vest on the fifth anniversary of the date of grant; provided, however, that the stock awards may vest at an accelerated rate with respect to 25% of the underlying shares in each of the first four years following grant if in any such year the Company’s EPS increases by at least 15% over the prior year.
9/19/05(a)	20% vests each year for 5 years on each anniversary of the date of grant
9/19/05(b)	Subject to continued employment, the stock awards will fully vest on the fifth anniversary of the date of grant; provided, however, that the stock awards may vest at an accelerated rate with respect to 25% of the underlying shares in each of the first four years following grant if in any such year the Company’s EPS increases by at least 15% over the prior year.
11/3/2005	Subject to continued employment, the stock awards will fully vest on the fifth anniversary of the date of grant; provided, however, that the stock awards may vest at an accelerated rate with respect to 25% of the underlying shares in each of the first four years following grant if in any such year the Company’s EPS increases by at least 15% over the prior year.

OPTION EXERCISES AND STOCK VESTED IN 2006

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)(1)	($)(2)	(#)	($)(3)

Olivet	—	—	15,000	$259,350
Shields	—	—	—	—
Newcomb	10,000	$91,959	12,500	$189,925
Baden	—	—	10,625	$161,031
Krause	20,000	$84,200	8,438	$128,004
Lane	18,674	$115,885	8,438	$128,004

(1)	Represents the gross number of shares acquired through the exercise of stock options.

(2)	Represents the value realized upon exercise of stock options and is calculated as the difference between (i) the actual sale price of common stock on the date and time of exercise multiplied by the number of options exercised, and (ii) the aggregate exercise price of the options exercised.

(3)	Represents the value of stock awards vested in 2006 and is calculated based on the stock price on the vesting date.

NONQUALIFIED DEFERRED COMPENSATION

		Registrant	Aggregate		Aggregate
	Executive	Contributions in	Earnings	Aggregate	Balance at
	Contributions	Last	in Last	Withdrawals/	Last Fiscal
	in Last Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)(1)	($)	($)	($)	($)

Olivet	—	—	—	—	—
Shields	—	—	—	—	—
Newcomb	—	—	$20,812	$84,202	$250,058
Baden	$67,257	—	$10,391	—	$93,814
Krause	$34,221	—	$26,830	—	$314,152
Lane	$31,388	—	$27,660	—	$256,811

(1)	Amounts contributed by the named executive officers are included as compensation in the Summary Compensation Table on page 19.

For a description of Oakley’s Deferred Compensation Plan, see “Deferred Compensation Plan” on page 15 in the Compensation Discussion and Analysis.

DIRECTOR COMPENSATION TABLE

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)

Jim Jannard	—	—	$123,971	$123,971
Tom Davin	$70,000	$69,938	—	$139,938
Mary George	$57,000	$69,938	—	$126,938
Jeffrey Moorad	$1,740	$7,028	—	$8,768
Colombe Nicholas	$56,000	$69,938	—	$125,938
Michael Puntoriero	$72,000	$69,938	—	$141,938
Greg Trojan	$52,000	$69,938	—	$121,938
Frits van Paasschen	$44,000	$76,841	—	$120,841

(1)	The amounts reported represent the cash compensation earned in 2006 for Board and Committee service. Non-employee directors of Oakley receive (i) a retainer fee of $40,000 per year for their services, (ii) $1,000 for each committee meeting attended, (iii) $15,000 per year for chairing the Audit Committee, (iv) $5,000 per year for each other committee a non-employee director chairs, (v) $2,000 per day for each special non-Board of Directors meeting that a non-employee director is requested to attend, in person or by telephone, by the Board of Directors, as determined by the Board of Directors.

(2)	The amounts reported represent the dollar amount of restricted stock awards recognized as compensation costs for financial statement reporting purposes in accordance with SFAS 123R. These amounts include expense recognized for grants made during 2006 and for similar awards made in prior years, but were not completely vested prior to January 1, 2006. See Note 9 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the assumptions used to calculate the grant-date fair value of restricted stock awards and the related stock-based compensation expense in accordance with SFAS 123R. Non-employee directors of Oakley receive an annual restricted stock award of 4,500 shares that vest in full on the anniversary of the date of grant or the day immediately preceding the first meeting of the Company’s shareholders at which directors are to be elected that occurs after the date of grant, whichever comes first. Presented below is the grant date fair value of each restricted stock award granted in 2006 (computed in accordance with SFAS 123R) and the aggregate number of stock awards outstanding on December 31, 2006:

			Grant Date
		Restricted	Fair Value of	Aggregate
		Stock Awards	Stock Awards	Stock Awards
Name	Date of Grant	Granted	($)	Outstanding

Tom Davin	6/9/06	4,500	$73,125	4,500
Mary George	6/9/06	4,500	$73,125	4,500
Jeffrey Moorad	12/15/06	2,071	$42,166	2,071
Colombe Nicholas	6/9/06	4,500	$73,125	4,500
Michael Puntoriero	6/9/06	4,500	$73,125	4,500
Greg Trojan	6/9/06	4,500	$73,125	4,500
Frits van Paasschen	6/9/06	4,500	$73,125	4,500

(3)	Mr. Jannard is an employee of the Company and receives no compensation for serving on the Board of Directors of the Company. The amounts reported represent the dollar amount of stock option awards recognized as compensation costs for financial statement reporting purposes in accordance with SFAS 123R. Stock option awards were granted to Mr. Jannard during 2006 with similar awards made in prior years for his contribution as the Company’s Chief Executive Officer during those periods. See Note 9 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the assumptions used to calculate the grant-date fair value of restricted stock awards and the related stock-based compensation expense in accordance with SFAS 123R. Presented below is the grant date fair value of the stock option award granted in 2006 to Mr. Jannard (computed in accordance with SFAS 123R) and the aggregate number of option awards outstanding on December 31, 2006:

Exercise or
		Base Price		Grant Date Fair
		of Option		Value of Option	Aggregate
		Awards	Number of	Awards	Option Awards
Name	Grant Date	($ / Sh)	Option Awards	($)	Outstanding

Jim Jannard	2/7/06	$15.92	19,315	$98,893	119,315

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In the table that follows, payments and other benefits payable upon early termination and change in control situations are set out as if the conditions for payments had occurred and/or the terminations took place on December 31, 2006. In setting out such payments and benefits, amounts that had already been earned as of the termination date are not shown. Also, benefits that are available to all full-time regular employees when their employment terminates are not shown. The amounts set forth below are estimates of the amounts that would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of each named executive officer’s separation from the Company.

			Continuation	Acceleration
	Cash		of Health	and
	Severance	Pro Rata Bonus	Insurance	Continuation of	Excise Tax	Total
	Payment	Payment	Premiums	Equity Awards	Gross Up	Termination
Name	(1)	(2)	(3)	(4)	(5)	Benefits

Olivet
• Involuntary termination, other than for cause, death or disability	$900,000	$450,000	$5,390	$642,040	—	$1,997,430
• Involuntary or good reason termination after a change in control (CIC)	$900,000	$450,000	$5,390	$3,684,200	$1,501,859	$6,541,449
Shields
• Involuntary termination, other than for cause, death or disability	$137,500	$110,000	$3,031	$50,340	—	$300,871
• Involuntary or good reason termination after a CIC	$137,500	$110,000	$3,031	$753,200	—	$1,003,731
Newcomb
• Involuntary termination, other than for cause, death or disability	$222,480	$203,569	—	$129,890	—	$555,939
• Involuntary or good reason termination after a CIC	$222,480	$203,569	—	$189,050	—	$615,099
Baden
• Involuntary termination, other than for cause, death or disability	$332,916	$149,812	$3,031	$159,470	—	$645,229
• Involuntary or good reason termination after a CIC	$332,916	$149,812	$3,031	$976,363	—	$1,462,122
Krause
• Involuntary termination, other than for cause, death or disability	$251,849	$123,635	$3,031	$92,060	—	$470,575
• Involuntary or good reason termination after a CIC	$251,849	$123,635	$3,031	$737,859	—	$1,116,374
Lane
• Involuntary termination, other than for cause, death or disability	$252,000	$113,400	$2,022	$120,835	—	$488,257
• Involuntary or good reason termination after a CIC	$252,000	$113,400	$2,022	$766,634	—	$1,134,056

For descriptions of severance policies for the named executive officers, see “Employment Agreements” on page 15 and “Severance Plans” on page 17 in the Compensation Discussion and Analysis.

(1)	The amounts reported represent the cash severance due to the named executive officer in the event of termination.

(2)	The amounts reported represent the pro-rata portion of the bonus that would have been payable to the participant for the year in which the termination occurs.

(3)	The amounts reported represent the payment by the Company of the participant’s group health insurance premiums for a period of 18 months for Mr. Olivet and 3 months for Messrs. Shields, Baden, Krause and Lane.

(4)	The amounts reported represent the value of unvested restricted shares and stock options that would vest upon termination of employment, based on the closing price of our common stock on December 29, 2006. The value of restricted shares is calculated based on the number of restricted shares accelerated multiplied by the closing price. The value of stock options is calculated based on the number of accelerated options multiplied by the difference between the exercise price and the closing price.

(5)	The amount reported reflects the excise tax gross-up assuming termination at December 31, 2006 due to a change in control.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of Mr. Puntoriero (Chair), Mr. Davin and Ms. Nicholas. Each of the directors who served as a member of the Audit Committee during 2006 was independent within the listing standards of the NYSE.

The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee met with the independent registered public accounting firm to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

Based on the recommendation of the Audit Committee, the Board of Directors adopted a written charter to govern the activities of the Audit Committee. A copy of the Audit Committee charter as so recommended and adopted by the Board of Directors is available on the Company’s corporate website at www.oakley.com under the heading “About Oakley,” “Investor Relations.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of the Company’s independent registered public accounting firm.

MICHAEL PUNTORIERO (CHAIR)

TOM DAVIN

COLOMBE NICHOLAS

The Audit Committee Report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed for services rendered by Deloitte & Touche LLP, the Company’s independent registered public accounting firm, during each of the fiscal years ended December 31, 2006 and December 31, 2005 are as follows:

	Aggregate Fees
Category	2006	2005

Audit fees	$1,720,689	$1,404,541
Audit related fees	7,867	17,852
Tax fees	835,062	1,764,816
All other fees	—	—

Total fees	$2,563,618	$3,187,209

Audit Fees represent fees for professional services rendered for the audit of the Company’s annual consolidated financial statements and management’s assessment of internal control over financial reporting, for the reviews of the Company’s consolidated financial statements included in quarterly reports for each fiscal quarter, for statutory audits of the Company’s international operations, and statutory and regulatory filings or engagements.

Audit-Related Fees represent fees for assurance and related services performed that are reasonably related to the performance of the audit and review of the Company’s consolidated financial statements, accounting consultations, due diligence services and other assurance services.

Tax Fees represent fees for services performed for professional services relating to domestic and international tax compliance, tax advice, and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

In accordance with the Audit Committee’s charter, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent registered public accounting firm. In connection with the engagement of the Company’s independent registered public accounting firm for the 2007 fiscal year, the Audit Committee’s pre-approval process of specific services and fees includes a review of specific services to be performed based on the four categories of services outlined above, a review of fees incurred for such services in the past, a review of expected fees to be incurred in fiscal year 2007 and a comparison of fees for similar services. The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a more definitive period. Fees for any services that will exceed the pre-approval limits must be separately approved by the Audit Committee. During the year, circumstances may also arise when it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated by existing pre-approvals. In those instances, the Audit Committee requires separate pre-approval before engaging the independent registered public accounting firm for such services. In this regard, the Audit Committee may delegate pre-approval authority to one of more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not otherwise delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Review, Approval or Ratification of Transactions with Related Persons

In accordance with the Company’s Audit Committee charter, the Audit Committee is responsible for reviewing the terms and conditions of all related party transactions and potential conflict of interest situations and presenting them to the full Board of Directors for consideration of approval. Mr. Jamin Jannard, the adult son of the Company’s Chairman Mr. Jim Jannard, is employed by the Company in the marketing department at a salary below the threshold disclosure amount. The Company believes Mr. Jamin Jannard’s compensation represents a fair market value for his services. Other than Mr. Jamin Jannard, the Company has not entered into any financial transactions with any immediate family member of a director or executive officer of the Company. Any material financial transaction with an immediate family member of a director or executive officer of the Company would need to be approved pursuant to the Company’s policies and procedures prior to the Company entering into such transaction.

There were no transactions required to be reported under applicable SEC rules since January 1, 2006 where such policies and procedures did not require review, approval or ratification or where such policies and procedures were not followed.

In 2006, and currently, the Company has been a participant to agreements with companies in which its Chairman, Mr. Jannard, owns or has a controlling interest, as described below.

Aircraft Lease.  In 2003, the Company leased an aircraft from N2T, Inc. (“N2T”), an Oregon corporation owned by Mr. Jannard, under which the Company was to make aggregate annual lease payments of $90,000 as well as bear all costs and expenses of operating and maintaining the aircraft. Due to operational issues, Mr. Jannard returned the plane to the manufacturer in late 2003 and received a loaned plane to be used until a new plane was received. The Company subsequently terminated the lease agreement and, in December 2003, entered into a new aircraft lease agreement (the “December 2003 Lease Agreement”) under which the Company is responsible only for the costs and expenses of operating and maintaining the loaned plane and is not responsible for making any lease payments for its use of the aircraft. In September 2005, the Company entered into the First Amendment to Aircraft Lease (the “First Amendment”) with N2T wherein, effective June 1, 2005, the Company was to make aggregate annual rent and maintenance payments of approximately $0.2 million to N2T. It was agreed that at such time that N2T received a new plane from the manufacturer, the First Amendment would automatically terminate and the provisions of the December 2003 Lease Agreement would govern. In January 2006, N2T received a new plane from the manufacturer, which triggered the termination of the First Amendment and the reversion to the December 2003 Lease Agreement. The Company subsequently entered into time sharing agreements with each of Mr. Jannard and certain entities owned or controlled by him in order for Mr. Jannard or those entities owned or controlled by him to share in the use of the new plane.

In November 2006, the Company and N2T terminated, by mutual agreement effective as of January 30, 2006, the December 2003 Lease Agreement and entered into a new aircraft lease agreement (the “Lease Agreement”), effective January 30, 2006, under which the Company is to pay to N2T to lease the aircraft a base annual rent of $90,000 per year and an additional rent of up to $7,955 per month. The Company is also to pay all property taxes, tolls, license fees or assessments and landing fees that may be levied or assessed by any government against the aircraft or use of the aircraft, in each case to the extent attributable to the period of the term of the Lease Agreement, and any rental, sales or use tax that may be imposed on or with respect to the amount of the rent to be paid under the Lease Agreement. The Lease Agreement has a one-year initial term and, unless terminated by either party, renews automatically for successive one-year terms. The Company paid approximately $0.2 million (2006) and $0.1 million (2005) to N2T for the rental and maintenance fees on such aircraft; the Company made no lease or rental payments to N2T during 2004. The Company incurred approximately $0.8 million (2006), $0.9 million (2005) and $1.8 million (2004) in costs and expenses associated with the aircraft, net of amounts reimbursed by Mr. Jannard and his affiliates of approximately $1.3 million (2006), $1.4 million (2005) and $0.1 million (2004) for operating costs related to use of the aircraft unrelated to the Company’s business.

Reimbursable Costs.  From time to time, certain of the Company’s employees perform services for Red.com, Inc. (“Red”), a digital cinema company owned by Mr. Jannard. Red reimburses the Company for such services at cost plus an agreed upon markup. The aggregate amount billed to Red by the Company for services rendered in 2006 was approximately $1.0 million. The Company periodically incurs other costs on Mr. Jannard’s behalf for various matters unrelated to the Company’s business. The Company also incurs other costs on Red’s behalf, for which Red reimburses the Company at cost. Mr. Jannard and Red maintain a deposit with the Company to prepay any such items that is replenished on a periodic basis as needed. As of December 31, 2006 and 2005, the Company’s net liability to Mr. Jannard for such deposit was approximately $177,000 and $20,000, respectively.

Trademark License Agreement.  The Company has a trademark license agreement with a limited liability company that is wholly owned by Mr. Jannard (the “LLC”). Pursuant to this agreement, the LLC has assigned to the Company its right to purchase a truck and trailer to travel the National Hot Rod Association (NHRA) circuit and to sell certain products at NHRA sanctioned events and has agreed to place the Company’s logo in prominent places on the automobile and crew members’ uniforms. The agreement also provides certain rights in connection with the LLC’s sponsorship of Don Schumacher Racing (“Schumacher”), whereby the LLC will work with Schumacher in the entry of a funny car and will provide the Schumacher race team with Oakley products, including sunglasses, apparel and accessories. During the years ended December 31, 2006, 2005 and 2004, the Company paid approximately $0.1 million each year in connection with this agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company, as of March 23, 2007, with respect to shares of its Common Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares, (ii) held by each of the directors and nominees, (iii) held by each of the named executive officers and (iv) held as a group by the directors and executive officers of the Company.

		Options to
		Acquire	Unvested	Total
	Shares of	Shares of	Shares of	Amount of
	Common	Common	Restricted	Beneficial	Percent
Name(1)	Stock Owned	Stock(2)	Stock(3)	Ownership	of Class

Directors and Named Executive Officers
Jim Jannard	44,407,600	119,315	—	44,526,915	64.4%
D. Scott Olivet	29,700	90,000	135,000	254,700	*
Richard Shields	—	12,000	25,000	37,000	*
Colin Baden	10,035	167,816	31,875	209,726	*
Jon Krause	5,421	140,790	25,312	171,523	*
Kent Lane	8,029	130,669	25,312	164,010	*
Link Newcomb	8,249	63,000	37,500	108,749	*
Tom Davin	14,500	11,530	4,500	30,530	*
Mary George	7,500	—	4,500	12,000	*
Jeffrey Moorad	—	—	2,071	2,071	*
Colombe Nicholas	4,500	—	4,500	9,000	*
Michael Puntoriero	6,386	—	4,500	10,886	*
Greg Trojan	4,500	—	4,500	9,000	*
Frits van Paasschen	10,693	—	4,500	15,193	*
All current Directors, Named Executive Officers and Executive Officers as a group (17 persons, including those named above)	44,530,947	875,461	365,319	45,771,727	65.5%
5% Shareholder
Oppenheimer Funds, Inc.(4) Two World Financial Center 225 Liberty Street, 11th Floor
New York, New York 10281	7,339,610	—	—	7,339,610	10.6%

*	Represents less than one percent of the Company’s common stock.

(1)	Unless noted otherwise, the address for each Director and named executive officer is c/o Oakley, Inc., 1 Icon, Foothill Ranch, California 92610.

(2)	This column represents the number of shares that may be acquired pursuant to stock options that are or will become exercisable within sixty (60) days of March 23, 2007.

(3)	This column represents unvested shares of restricted stock held by the Company’s executive officers and directors of which they have sole voting power.

(4)	This information is based on the Schedule 13G filed by Oppenheimer Funds, Inc. on February 6, 2007.

Securities Authorized for Issuance Under Equity Compensation Plans

(c)
Number of Securities
	(a)		Remaining Available for
	Number of Securities	(b)	Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))

Equity compensation plans approved by security holders	3,732,757	$14.37	3,584,540
Equity compensation plans not approved by security holders	Not applicable	Not applicable	Not applicable

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Item 2 on Proxy Card)

The firm of Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2006 was selected by the Board of Directors and the Audit Committee to act in such capacity for the fiscal year ending December 31, 2007, subject to ratification by the shareholders. There are no affiliations between the Company and Deloitte & Touche LLP, its partners, associates or employees, other than as pertains to the engagement of Deloitte & Touche LLP as the independent registered public accounting firm for the Company in the previous year. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

Vote

The favorable vote of a majority of the shares entitled to vote on the proposal present in person or by proxy at the meeting is required to ratify the selection of Deloitte & Touche LLP. Abstentions or broker non-votes are treated as present and entitled to vote and thus have the effect of votes against the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2007.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the NYSE. Officers, directors and beneficial owners of more than ten percent of the Company’s Common Stock are required by SEC regulation to furnish the Company with copies of all such forms that they file.

Based solely on the Company’s review of the copies of such forms received by it, and on written representations from certain reporting persons, the Company believes that during fiscal 2006, all reports required by Section 16(a) applicable to its directors, officers and ten percent shareholders were filed with the SEC on a timely basis.

Shareholder Proposals.  In accordance with the Company’s Bylaws, proposals of shareholders intended to be presented at the Company’s Annual Meeting of Shareholders to be held in 2008 must be received by the Company, marked to the attention of the Corporate Secretary, no later than December 17, 2007. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement.

Notice of shareholder proposals submitted to the Company for consideration at the Company’s Annual Meeting of Shareholders to be held in 2008 outside the processes of Rule 14a-8 (i.e., the procedures for placing a shareholder’s proposal in the Company’s proxy materials) will be considered untimely if received by the Company after March 3, 2008. Accordingly, the proxy with respect to the Company’s 2008 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposals received by the Company after March 3, 2008.

THE BOARD OF DIRECTORS

Foothill Ranch, California

ANNUAL MEETING OF SHAREHOLDERS OF
OAKLEY, INC.
June 1, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â
■    20830000000000000000     4                                                    060107
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ Jim Jannard ¡ D. Scott Olivet ¡ Tom Davin ¡ Mary George ¡ Jeffrey Moorad ¡ Mike Puntoriero ¡ Greg Trojan ¡ Frits van Paasschen

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐

3.	In their discretion, the proxyholders are authorized to vote on such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

IMPORTANT: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS AND A PROXY STATEMENT FOR THE ANNUAL MEETING PRIOR TO THE SIGNING OF THIS PROXY.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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OAKLEY, INC.
COMMON STOCK
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      THE UNDERSIGNED HEREBY APPOINT(S) D. SCOTT OLIVET AND COS LYKOS AS PROXIES WITH FULL POWER OF SUBSTITUTION, AND HEREBY AUTHORIZE(S) EACH OF THEM TO REPRESENT AND TO VOTE, AS DESIGNATED ON THE REVERSE SIDE HEREOF, ALL SHARES OF COMMON STOCK OF OAKLEY, INC. (THE “COMPANY”) HELD OF RECORD BY THE UNDERSIGNED ON MARCH 23, 2007 AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 1, 2007, AT 10:00 A.M., LOCAL TIME, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, AT THE OAKLEY, INC. HEADQUARTERS AT ONE ICON, FOOTHILL RANCH, CALIFORNIA 92610 AND HEREBY REVOKE(S) ANY PROXIES HERETOFORE GIVEN.
BY SIGNING AND DATING THE REVERSE SIDE OF THIS CARD, THE UNDERSIGNED AUTHORIZE(S) THE PROXIES TO VOTE EACH PROPOSAL, AS MARKED, OR IF NOT MARKED TO VOTE “FOR” EACH PROPOSAL. PLEASE COMPLETE AND MAIL THIS CARD AT ONCE IN THE ENVELOPE PROVIDED.
THIS PROXY IS REVOCABLE AND THE UNDERSIGNED MAY REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE. ATTENDANCE OF THE UNDERSIGNED AT THE ABOVE MEETING OR ANY ADJOURNED OR POSTPONED SESSION THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED WILL INDICATE AFFIRMATIVELY AT THE MEETING THE INTENTION OF THE UNDERSIGNED TO VOTE SAID SHARES IN PERSON.
(Continued and to be signed on the reverse side)
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